Legg Mason Partners Money market Trust
Citi Connecticut Tax Free Reserves
77-C

Results of Special Meetings of Shareholders
On December 11, 2006, a Special Meeting of Shareholders
was held to vote at a Trust level
on various proposals recently approved by the Fund?s
Board Members. The following tables
provide the number of votes cast for, against or
withheld as well as the number of abstentions
and broker non-votes to the following proposals:
(1) Election Board Members and
(2) Agreement and Plan of Reorganization.
1. Election Board Members?
Nominees:              Votes For          Votes Against   Abstentions
Elliot J. Berv         1,185,010,996.520  57,962,846.620  0.000
A. Benton Cocanougher  1,186,281,691.720  56,692,151.420  0.000
Jane F. Dasher         1,186,937,939.980  56,035,903.160  0.000
Mark T. Finn           1,186,374,230.020  56,599,613.120  0.000
Rainer Greeven         1,185,908,977.710  57,064,865.430  0.000
Stephen Randolph Gross 1,184,358,816.740  58,615,026.400  0.000
Richard E. Hanson, Jr. 1,184,428,472.040  58,545,371.100  0.000
Diana R. Harrington    1,186,519,237.710  56,454,605.430  0.000
Susan M. Heilbron      1,186,471,865.790  56,501,977.350  0.000
Susan B. Kerley        1,185,253,930.210  57,719,912.930  0.000
Alan G. Merten         1,184,120,353.320  58,853,489.820  0.000
R. Richardson Pettit   1,186,490,630.290  56,483,212.850  0.000
R. Jay Gerken, CFA     1,185,172,416.110  57,801,427.030  0.000
? Board members are elected by the Shareholders of all the series of the Trust, of which the
Fund is a series.
2. Agreement and Plan of Reorganization
Broker
Item Voted On
      Votes For       Votes Against  Abstentions     Non-Votes
Reorganize as a Series of a Maryland Business
Trust
      996,263,560.370 53,132,751.320 28,955,848.450  164,621,683.000


On January 12, 2007, a Special Meeting of Shareholders
was held to vote at a Fund level
on various proposals recently approved by the Fund?s
Board Members. The following tables
provide the number of votes cast for, against or
withheld, as well as
the number of abstentions
and broker non-votes as to the following proposal:
Revise Fundamental Investment Policies
Broker
Items Voted On
    Votes For       Votes Against  Abstentions    Non-Votes
Borrowing Money
    150,638,093.940 21,800,516.550 10,606,109.330 2,362,616.000
Underwriting
    152,371,715.050 20,178,530.440 10,494,474.330 2,362,616.000
Lending
    152,469,021.260 20,077,526.280 10,498,172.280 2,362,616.000
Issuing Senior
Securities
    153,979,372.370 18,567,175.170 10,498,172.280 2,362,616.000
Real Estate
    154,091,007.370 18,435,371.440 10,518,341.010 2,362,616.000
Commodities
    154,004,080.200 18,430,832.340 10,609,807.280 2,362,616.000